                                                                    EXHIBIT 99.1

[HYDRILL LOGO]


HYDRIL ANNOUNCES FIRST QUARTER 2003 EARNINGS

o   QUARTER'S EARNINGS PER SHARE, OF $0.28 UP 12% FROM $0.25 A YEAR AGO

o   OPERATING INCOME UP 8% TO $10.3 MILLION FROM A YEAR AGO

HOUSTON (April 22, 2003)--Hydril Company (Nasdaq: HYDL) today reported earnings per share for the quarter ended March 31, 2003 of $0.28 per diluted share compared to $0.25 for the prior year quarter. Year over year, revenue of $57.3 million was down 1%, operating income of $10.3 million was up 8%, and net income of $6.5 million was up 15%. Sequentially, revenue was flat, operating income was up 1% and net income was down 2%.

Chris Seaver, President and CEO, stated, "Hydril's business is highly leveraged to deep formation and offshore drilling. The mid- to long-term outlook for these industry sectors is good, driven by strong commodity prices and the natural gas imbalance in North America. Therefore, we expect increasing demand for our products in the second half of 2003, while the near-term outlook for our business is flat."

PREMIUM CONNECTION SEGMENT

Operating income for Hydril's premium connection segment for the first quarter of 2003 increased 13% to $8.2 million, compared to the first quarter of 2002, while revenue increased 7% to $31.4 million. The year-over-year increase in operating income and revenue was due to higher volumes, both domestically and internationally, product mix, and some increased plant efficiencies. On a sequential basis, operating income decreased 12%, while revenue increased 2%. The sequential decrease in operating income was due to a shift in product mix and unfavorable foreign currency translation versus a favorable translation in the fourth quarter of 2002.

PRESSURE CONTROL SEGMENT

Operating income for Hydril's pressure control segment decreased 3% to $5.3 million in the quarter, compared to the same period in 2002, while revenue decreased 10% to $25.9 million for the quarter. The decrease in operating income resulted from lower capital equipment revenue, primarily for long-term projects. On a sequential basis, operating income increased 31%, while revenue decreased 3%. The sequential increase in operating income on slightly lower revenue was the result of higher gross margin on several capital equipment projects nearing completion and a slight increase in higher-margin aftermarket revenue.

Capital equipment revenue decreased 20% compared to the first quarter of 2002, and declined 8% sequentially. The capital equipment backlog was $23.3 million at March 31, 2003, compared to $32.5 million at December 31, 2002 and $54.3 million at March 31, 2002.
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OTHER

In the first quarter, capital expenditures were $1.8 million, which is generally in line with our expected full year 2003 capital expenditures of $12-13 million, compared with our 2002 capital expenditures of $17.9 million.

The company's cash and short-term investments totaled $74.2 million at the end of the first quarter 2003. We expect to repay our outstanding debt of $30 million out of existing cash-on-hand on June 30, 2003.

BUSINESS DRIVERS

As more fully described on our website at www.hydril.com on the Business Drivers page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the U.S. deepwater rig count, measured as rigs under contract, drilling in greater than 1,500 feet of water,
(3) the worldwide offshore rig count and (4) the total U.S. rig count.

CONFERENCE CALL

Hydril's conference call to discuss first quarter financial results is scheduled for April 23, 2003 at 10:30 a.m. EDT, (9:30 a.m. CDT). For further information on the call or the webcast, please visit the company's website at www.hydril.com or see the company's press release announcing the earnings conference call dated April 11, 2003.

Reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril's website.

Hydril Company, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These statements relate to future events or the company's future financial performance, including the company's business strategy, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Hydril's products. These factors may cause the company's or the industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:
Hydril Company
Sue Nutt
Investor Relations
(281) 985-3493
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HYDRIL COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                ---------------------------------
                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                ---------------------------------
                                                                  (UNAUDITED)      (UNAUDITED)
                                                                     2003             2002
                                                                ---------------- ----------------
REVENUE

  Premium Connection                                              $     31,445     $     29,313
  Pressure Control
      Capital Equipment                                                 12,840           16,071
      Aftermarket                                                       13,053           12,671
                                                                ---------------------------------
        Subtotal Pressure Control                                       25,893           28,742

TOTAL REVENUE                                                           57,338           58,055

Total Gross Profit                                                      22,299           20,730
Gross Margin                                                                39%              36%

Selling, General, and Admin. Expenses                                   11,971           11,200
                                                                ---------------------------------
OPERATING INCOME (LOSS)
   Premium Connection                                                    8,206            7,249
   Pressure Control                                                      5,261            5,411
   Corporate Administration                                             (3,139)          (3,130)
                                                                ---------------------------------
TOTAL OPERATING INCOME                                                  10,328            9,530
Operating Margin                                                            18%              16%

Interest Expense                                                          (555)          (1,127)
Interest Income                                                            250              388
Other Income/(Expense)                                                     (80)            (110)
                                                                ---------------------------------
Income  Before Income Taxes                                              9,943            8,681
Provision for Income Taxes                                               3,480            3,082
                                                                ---------------------------------
NET INCOME                                                        $      6,463     $      5,599

NET INCOME PER SHARE:
  BASIC                                                           $       0.29     $       0.25
  DILUTED                                                         $       0.28     $       0.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                                             22,593,902       22,345,032
  Diluted                                                           22,944,120       22,735,528

DEPRECIATION
   Premium Connection                                             $      1,783     $      1,576
   Pressure Control                                                        677              525
   Corporate Administration                                                429              420
                                                                ---------------------------------
Total Depreciation                                                       2,889            2,521

CAPITAL EXPENDITURES                                                     1,803            5,236

PRESSURE CONTROL BACKLOG
  Capital Equipment                                               $     23,342     $     54,300

HYDRIL COMPANY
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                     MARCH 31,       DECEMBER 31,
                                                                       2003              2002
                                                                    -----------      ------------
                                                                    (UNAUDITED)
CURRENT ASSETS:
   Cash and cash equivalents                                        $    60,667       $    61,590
   Investments                                                           13,498             7,899
   Total receivables                                                     43,265            40,618
   Total inventories                                                     39,894            41,484
   Other current assets                                                  11,864            13,015
                                                                    -----------       -----------
           Total current assets                                         169,188           164,606
                                                                    -----------       -----------
LONG-TERM ASSETS:
   Property, net                                                        106,038           107,031
   Other long-term assets                                                 4,935             6,571
                                                                    -----------       -----------
           Total long-term assets                                       110,973           113,602
                                                                    -----------       -----------
TOTAL                                                               $   280,161       $   278,208
                                                                    ===========       ===========

CURRENT LIABILITIES:
   Accounts payable                                                 $    13,701       $    13,723
   Accrued liabilities and other current liabilities                     24,624            30,400
   Current portion of long-term debt and capital leases                  30,000            30,000
                                                                    -----------       -----------
           Total current liabilities                                     68,325            74,123
                                                                    -----------       -----------
LONG-TERM LIABILITIES:
   Post retirement, pension benefits and other                           17,559            16,948
                                                                    -----------       -----------
           Total long-term liabilities                                   17,559            16,948
                                                                    -----------       -----------
STOCKHOLDERS' EQUITY:
   Capital stock                                                         11,313            11,281
   Additional paid in capital                                            44,543            43,898
   Retained earnings                                                    140,944           134,481
   Accumulated other comprehensive loss                                  (2,523)           (2,523)
                                                                    -----------       -----------
           Total stockholders' equity                                   194,277           187,137
                                                                    -----------       -----------
TOTAL                                                               $   280,161       $   278,208
                                                                    ===========       ===========